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                                                                    EXHIBIT 10.6
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


          THIS AGREEMENT, dated ____________________, 1993, is made by and between Investors Bank Corp., a Delaware corporation (the "Company"), and James
M. Burkholder, an individual resident of the state of Minnesota ("Executive").

          WHEREAS, Executive has heretofore been employed as an executive officer of the Company;

          WHEREAS, Executive and the Company have heretofore entered into an Employment Agreement dated as of April 9, 1992 (the "Original Agreement") but, in accordance with concerns of the Office of Thrift Supervision, wish to clarify the terms of such Original Agreement;

          WHEREAS, the Company desires to assure itself of the services of Executive, and to that end desires to enter into this Restated Agreement of employment with him, upon the terms and conditions hereinafter set forth; and

          WHEREAS, Executive desires to continue to be employed by the Company and to obtain the additional benefits, including extended term, set forth herein.

          NOW, THEREFORE, in consideration of the premises, the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

          1. EMPLOYMENT. The Company hereby employs Executive and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

          2. TERM. Unless terminated at an earlier date in accordance with Sections 5 or 9 of this Agreement, the term of Executive's employment hereunder shall commence on the date of this Agreement and shall extend for a period of three years thereafter, terminating on ____________________, 1996. Thereafter, the term of this Agreement shall be automatically extended for successive one-year periods unless either the Company or Executive notifies the other party in writing of its/his desire to terminate this Agreement at least 90 days prior to the expiration of such initial term or any extension term; provided, however, that notwithstanding any notice by the Company not to renew, this Agreement shall continue in effect for a period of 24 months beyond the term provided herein if a change in control of the Company (as defined in Section 5 hereof) shall have occurred during such term.

          3.   POSITION AND DUTIES.

          3.01 SERVICE WITH COMPANY. During the term of this Agreement, Executive agrees to perform such reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time and shall have the title of President and Chief Executive Officer of the Company. Executive also agrees to serve, for any period for which he is elected, as a director of the Company; provided, however, that Executive shall not be entitled to any additional compensation for serving as a director of the Company.

          3.02 PERFORMANCE OF DUTIES. Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company and its subsidiaries during the term of this Agreement. Executive hereby confirms that he


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is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

          4.   COMPENSATION.

          4.01 BASE SALARY. As base compensation for all services to be rendered under this Agreement during the term of the Agreement, the Company shall pay to Executive an annual salary of $195,000, which salary shall be paid on a monthly basis in accordance with the Company's normal payroll procedures and policies. The base salary shall be reviewed annually by the Company's Board of Directors and may be increased to such higher rate as the Company's Board of Directors determines, whereby such increased base salary shall constitute the base salary for all purposes of this Employment Agreement.

          4.02 INCENTIVE COMPENSATION. In addition to the base salary described in Section 4.01, Executive shall be entitled to participate in such bonus or incentive compensation plans as have been or may be established by the Company's Board of Directors from time to time for executive-level employees.

          4.03 PARTICIPATION IN BENEFIT PLANS. During the term of this Agreement, Executive shall be entitled to receive such medical and hospitalization insurance and other fringe benefits as are being provided to the key executive employees of the Company or its subsidiaries from time to time to the extent that Executive's age, position or other factors qualify him for such fringe benefits, which benefits shall include, without limitation, continuation of an automobile allowance on terms at least as favorable to Executive as are afforded pursuant to the Company's policy on the date of this Agreement.

          4.04 DISABILITY/LIFE INSURANCE BENEFITS.  The Company shall maintain
(i) a key man disability insurance policy for Executive; and (ii) a term life insurance policy on Executive's life, both on such terms as existed on the date of this Agreement.

          4.05 EXPENSES. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's normal policies for expense verification.

          5.   CHANGE IN CONTROL.

          5.01 TERMINATION BY COMPANY. From and after the date of a Change in Control (as defined in Section 5.03 hereof) and during the remainder of the term of this Agreement, the Company:

          (a) shall have the right to terminate Executive from employment with the Company at any time during the term of this Agreement for Cause (as defined in Section 5.03 hereof), by written notice to Executive, specifying the particulars of the conduct of Executive forming the basis for such termination, and shall not be obligated to pay Executive the benefits provided in Section
5.04 hereof; and

          (b) shall have the right to terminate Executive's employment without Cause, and Executive shall, upon the occurrence of such termination without Cause be entitled to receive the benefits provided in Section 5.04 hereof.


          5.02 TERMINATION BY EXECUTIVE. The Executive shall also be entitled to receive the


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benefits defined in Section 5.04 hereof upon (a) the voluntary termination of
Executive's employment by Executive for Good Reason (as defined in Section 5.03 hereof) after the date of a Change in Control (as defined in Section 5.03 hereof) or (b) upon voluntary termination of Executive's employment by Executive for any reason within six months of the date of a Change in Control. Executive shall evidence a voluntary termination for Good Reason by written notice to the Company given within 60 days after the date of the occurrence of any event that Executive knows or should reasonably have known constitutes Good Reason for voluntary termination. Such notice need only identify the Executive and set forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason. Any notice given by Executive to this Section 5.02 shall be effective five business days after the date it is given by Executive.

          5.03 DEFINITIONS.

          (a) A "Change in Control" shall mean the occurrence of any of the following events as a result of a transaction or series of transactions not approved by the Board of Directors in advance of the event, or by majority of the Continuing Directors within 30 days after the event:

          (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement;

          (ii) a "person" (as such term is used in Sections 13(d) and 14 (d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities;

         (iii) individuals who at the date hereof constitute the Board of Directors of the Company cease to constitute a majority thereof, provided that such change is the direct or indirect result of a proxy fight and contested election for positions on the Board; or

          (iv) the Board of Directors of the Company determines in its sole and absolute discretion that there has been a change in control of the Company.

          For purposes of this Section 5.03(a), "Continuing Directors" shall include only those directors of the Company on the date hereof and those directors, as of a date 30 days prior to an event that would otherwise be considered a "Change in Control," who were nominated by Continuing Directors and duly elected by shareholders at an annual meeting thereof or nominated and elected by directors who were "Continuing Directors."

          (b) "Cause" shall mean that Executive has engaged in willful misconduct that is materially detrimental to the interests of the Company. For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

          (c) "Disability" shall mean any physical or mental illness or disability that renders Executive unable to perform substantially all of his duties and services hereunder for a period of six months during any one-year period.

          (d) "Good Reason" shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Executive's


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employment by the Company for Cause, for Disability, or for death:

          (i) the assignment to Executive of employment responsibilities which are not of comparable responsibility and status as the employment responsibilities held by Executive immediately prior to a Change in Control or prior to the date of such reassignment, as the case may be;

          (ii) a reduction by the Company in Executive's base salary as in effect immediately prior to a Change in Control;

         (iii) an amendment or modification of the Company's incentive compensation program (except as may be required by applicable law) which affects the terms or administration of the program in a manner adverse to the interest of Executive as compared to the terms and administration of such program immediately prior to a Change in Control;

          (iv) the Company's requiring Executive to be based anywhere other than within 50 miles of Executive's office location immediately prior to a Change in Control, except for requirements of temporary travel on the Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to a Change in Control;

          (v) except to the extent otherwise required by applicable law, the failure by the Company to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, bonus plan, life insurance plan, health plan or disability plan in which Executive is participating immediately prior to a Change in Control (or plans providing Executive with substantially similar benefits), the taking of any action by the Company which would adversely affect Executive's participation in, or materially reduce Executive's benefits under, any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to such Change in Control, or the failure by the Company to provide such Executive with the number of paid vacation days to which Executive is entitled immediately prior to such Change in Control in accordance with the Company's vacation policy as then in effect; or

          (vi) the failure by the Company to obtain, as specified in Section
     9.08 hereof, an assumption of the obligations of the Company to perform this Agreement by any successor of the Company.

          5.04 SEVERANCE PAYMENT. Upon the termination of the employment of Executive pursuant to Section 5.01(b) or 5.02 hereof, Executive shall be entitled to receive the benefits specified in this Section 5.04. The amounts due to Executive under subparagraphs (a) of (b) of this Section 5.04 shall be paid to Executive not later than one business day prior to the date that the termination of Executive's employment becomes effective.

          (a) The Company shall pay to Executive (i) the full base salary earned by him and unpaid through the date that the termination of Executive's employment becomes effective, at the rate in effect at the time written notice of termination (voluntary or involuntary) was given, (ii) any amount earned by Executive as a bonus with respect to the fiscal year of the Company preceding the termination of his employment if such bonus has not theretofore been paid to Executive, and (iii) an amount representing credit for any vacation earned or accrued by him but not taken;

          (b) In lieu of any further base salary payments to Executive for periods subsequent to the date that the termination of Executive's employment becomes effective, the Company shall pay


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as severance pay to Executive a lump-sum cash amount equal to three times
Executive's average annualized cash compensation for the period consisting of the most recent five taxable years ending before the date on which a Change in Control occurs (or such portion of such period during which Executive performed services for the Company) subject, however, to the restriction that the Executive shall not be entitled to receive any amount pursuant to this Agreement which constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision or regulations promulgated thereunder. In case of uncertainty as to whether some portion of a payment might constitute an excess parachute payment, the Company shall initially make the payment to the Executive and Executive agrees to refund to the Company any amounts ultimately determined to be excess parachute payments; and

          Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.04 by seeking other employment or otherwise. The amount of any payment or benefit provided in this Section 5.04 shall not be reduced by any compensation earned by Executive as a result of any employment by another employer.

          5.05 ESCROW ACCOUNT PRECEDING TERMINATION.

          (a) For purposes of this paragraph, a "Potential Change in Control" shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in a Change of Control of the Company,
(ii) any person (including the Company) publicly announces an intention to take or consider taking actions which, if consummated, would constitute a change in control of the Company, (iii) any person other than a trustee of a Company benefit plan, acting in such capacity, becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than ten (10) percent of the combined voting power of the Company's then outstanding securities; or
(iv) the Board of Directors adopts a resolution reasonably finding that a Potential Change in Control for purposes of this Agreement has occurred.

          (b) In the event a Potential Change in Control of the Company shall have occurred, the Company shall promptly deposit in an escrow account (the "Escrow Account") with a national banking institution chosen by the Company but not affiliated therewith (the "Escrow Agent") an amount equal to the aggregate of (a) the amount which would be payable to Executive pursuant to subsection (a) and (b) of Section 5.04 hereof as if Executive were immediately entitled to payment pursuant thereto. All funds deposited in the Escrow Account shall be held by the Escrow Agent for the benefit of Executive, subject to Executive's right to receive payment from, and the Company's right to withdraw, such funds as hereinafter provided.

          (c) The Company shall continue any such deposit being maintained in the Escrow Account for a period of one year from the date it is made or three years from the date of this Agreement, whichever is later.

          (d) If, during any period in which a deposit is being maintained in the Escrow Account, Executive shall be entitled to benefits pursuant to Section 5 hereof, Executive shall be entitled to receive payment of all or any portion of such benefits from the Escrow Account upon making a demand therefor from the Escrow Agent in accordance herewith. Any demand shall be submitted to the Escrow Agent in writing signed by Executive or his authorized representative and shall state (i) that such demand is being made pursuant to Section 5 hereof,
(ii) the amount of the payment being demanded, (iii) that Executive is entitled to payment of at least the amount demanded, and (iv) the date of termination of Executive's employment. Executive's rights hereunder to demand and receive payment form the Escrow Agent shall not be affected or diminished in any way by the existence of any dispute relating to Executive's entitlement thereto between Executive and the Company, and the Escrow Agent shall be entitled to rely upon Executive's demand in making payments to Executive from the Escrow


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Account.

          (e) Promptly, and in no event after the first business day following the day of making of any demand as aforesaid, the Escrow Agent shall notify the Secretary of the Company by telephone (and confirm by a written notice) of the receipt of the demand. On the fifth business day following the latter of the making of any demand as aforesaid or the date of termination specified therein, the Escrow Agent shall pay to Executive the amount so demanded, to the extent funds in such amount are then on deposit in the Escrow Account. Such payment shall be made notwithstanding any notice or demand by or on behalf of the Company that the payment should not be made, whether based on the amount of such payment or otherwise, and the Escrow Agent shall have no responsibility or liability to the Company for making any payment despite having received any such notice or demand by or on behalf of the Company. However, the making of such payment by the Escrow Agent from the Escrow Account shall not constitute a waiver by the Company of, or in any way preclude the Company from asserting, any claim against Executive that Executive is not entitled to some or all of such payment.

          (f) If any deposit in the Escrow Account has been continued for the period required pursuant to subsection (b) above without any demand in respect thereof having been made pursuant to subsection (c) above, the Escrow Agent may pay back to the Company the funds then held in the Escrow Account. Any funds remaining in the Escrow Account after payment therefrom has been made to Executive pursuant to demand shall be paid back to the Company.

          (g) Funds deposited in the Escrow Account shall, at the Company's discretion, be invested in short-term U.S. Government obligations or certificates of deposit of the Escrow Agent, provided that such investments shall not interfere with the disbursement of funds from the Escrow Account in accordance herewith. Any interest on such investments shall become part of the Escrow Account, and the Company shall pay all income taxes payable in respect thereof.

          (h) The Company shall pay all charges of the Escrow Agent for acting as escrow agent under this Agreement. The Escrow Account shall be subject to the Escrow Agent's usual rules and procedures, and the Company shall indemnify the Escrow Agent against any loss or liability for any action taken or omitted to be taken by it in good faith as escrow agent hereunder.

          6. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's Board of Directors, during the term of this Agreement or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company or any of its subsidiaries which Executive has acquired or become acquainted with or will acquire or become acquainted with during the period of his employment by the Company or any subsidiary of the Company, whether developed by himself or by others, concerning any trade secrets, any customer lists of the Company or any such subsidiary, or any other confidential information or secret aspects of the business of the Company or any such subsidiary. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive.


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          7.   NONCOMPETITION COVENANT.

          7.01 AGREEMENT NOT TO COMPETE. Executive agrees that during the period of his employment by the Company and, provided that such termination is by Executive for other than Good Reason or by the Company for Cause and provided further that the Company elects, by notifying Executive in writing within 15 days of termination of Executive's employment, to enforce this Section 7 and to undertake any payments required by Section 7.04, for a period of one year after the termination of such employment, Executive shall not be employed in any executive, policy making or advisory capacity with any other bank, savings and loan association, mortgage banking institution or other financial institution within the seven counties comprising the Minneapolis/St. Paul metropolitan statistical area.

          7.02 LIMITATION ON COVENANT. Ownership by Executive, as a passive investment, of less than five percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

          7.03 INDIRECT COMPETITION. Executive further agrees that, during the term of this Agreement and for the one-year period after termination of employment that such noncompetition covenant is effective, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

          7.04 COMPENSATION FOR NONCOMPETITION COVENANT. If Executive is unable to obtain employment consistent with his training and education during the one year period commencing with the termination of Executive's employment solely because of Executive's compliance with the noncompetition covenant in this
Section 7 and if the Company is not obligated to make payments to Executive pursuant to Section 5.04 as a result of such termination, then the Company shall be obligated to pay Executive an amount equal to one-twelfth of his annual base salary in effect on the date of such termination plus one-twelfth of the amount of any cash bonuses paid in the year immediately preceding such termination for each such month of unemployment. Such amount shall be due monthly for the twelve months following such termination and only if Executive has not violated the covenant contained in this Section 7 on the date of each payment. Executive agrees that, if requested by the Company at least 10 days before a monthly payment, Executive shall provide the Company with a written statement that, although Executive conscientiously sought employment, he was unable to obtain it solely because of his compliance with the provisions of this Section 7.

          8.   TERMINATION WITHOUT A CHANGE IN CONTROL.  The provisions of this
Section 8 shall be null and void from and after any Change in Control as defined in Section 5.

          8.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to a change in control: (i) by the mutual agreement of both parties to this Agreement, (ii) upon the death or Disability of Executive, (iii) by Executive for Good Reason, (iv) by the Company for Cause, or (v) by either party upon a breach of a material term of this Agreement by the other party hereto. For purposes of this Section 8.01, "Cause," "Disability," and "Good Reason" shall have the meanings assigned to them in Section 5.03, except that references in the definition of "Good Reason" contained in Section 5.03(d) to Executive's position, compensation and benefits as of the date of or prior to a Change in Control shall be deemed, for purposes of this Section 8.01, to refer to such position, compensation, and benefits as of the date of this Agreement. Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain


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bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

          8.02 SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

          8.03 DAMAGES/TERMINATION BY THE COMPANY FOR OTHER THAN CAUSE. In the event the Company breaches this Employment Agreement and terminates Executive's employment for any reason prior to a change in control other than in accordance with Section 8.01(i),(ii),(iv) or (v), the noncompetition covenants contained in
Section 7 shall not apply and Executive shall be entitled, as a severance payment and in addition to any other damages or benefits to which Executive may be entitled under this Agreement, to an immediate lump-sum cash payment in an amount equal to two times the Executive's annualized cash compensation (which shall include, but not be limited to, salary, bonuses, contributions to savings plans, and deferred compensation) for the most recent fiscal year.

          9. SEVERANCE UPON NON-RENEWAL. Except in the event (i) Executive has committed a breach of this Agreement (ii) has engaged in conduct constituting grounds for dismissal for "Cause" or (iii) has reached the age of sixty-five (65), and provided that Executive is not otherwise entitled to compensation in accordance with Sections 5.04, 7.04 or 8.03 of this Agreement, if the Company notifies Executive of its intention not to renew this Agreement within 90 days prior to its scheduled expiration in accordance with Section 2 hereof, the Company shall pay to Executive as severance compensation, for a period of 24 months after the expiration of this Agreement, monthly cash payments equal to one-twelfth of his annual base salary plus annual cash bonuses paid during the last year of this Agreement.

         10.    MISCELLANEOUS.

         10.01 REGULATORY INVALIDITY. Notwithstanding any provision in this Agreement to the contrary, no payment shall be due Executive hereunder, and the Company shall not be obligated and shall not make any payment hereunder, if, because of the condition of the Company or any insured institution subsidiary of the Company or the acts of the Executive, such payment would be prohibited pursuant to Section 18 of the Federal Deposit Insurance Act, as amended, 12 U.S.C. SECTION 1828(k), or the regulations governing insured depositary institutions or depository institution holding companies promulgated pursuant thereto.

         10.02 SATISFACTION. The Company shall not have any obligation under this Agreement with respect to any payment, action, or benefit required of it for any period by any provision herein to the extent that such payment, action or benefit has been satisfied or provided by a subsidiary of the Company with
respect to such period.   Notwithstanding the foregoing, nothing in this
Agreement shall be deemed to require any subsidiary of the Company to satisfy any obligation set forth herein. Without limiting the generality of the foregoing, Executive expressly acknowledges that Investors Savings Bank, F.S.B. (the "Bank") is a federal savings bank subject to regulation of the Office of Thrift Supervision under the Home Owners Loan Act, and particularly to regulation relating to the level and form of employment agreement and compensation which such a savings institution may pay its executive officers. The Bank is not a party to this agreement and nothing in this Agreement shall create any obligation enforceable against the Bank or imply any course of conduct or level of


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compensation to which the Bank will be bound.  This Agreement is solely between
Investors Bank Corp. and Executive.

         10.03 LEGAL FEES AND EXPENSES. The Company shall pay to Executive all legal fees and expenses incurred by Executive in seeking to obtain or enforce any right or benefit provided to Executive by this Agreement whether by arbitration or otherwise.

         10.04 GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

         10.05 PRIOR AGREEMENTS. This Agreement restates, amends and in all respects replaces the Original Agreement and the parties hereby mutually agree that the Original Agreement is terminated upon execution hereof. This Agreement contains the entire Agreement of the parties relating to the employment of Executive by the Company and the other matters discussed herein and supersedes all prior Agreements and understandings with respect to such subject matter, and the parties hereto have made no Agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

         10.06 WITHHOLDING TAXES. The Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         10.07 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Executive and the Company.

         10.08 NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         10.09 ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.08. Notwithstanding the foregoing, this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

         10.10 SUCCESSORS AND BINDING AGREEMENT. The Company will require any successor (whether direct or substantially all of the business and/or assets of the Company), by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such Agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated his employment after a Change in Control for Good Reason, except that for


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purposes of implementing the forgoing, the date on which any such succession becomes effective shall be deemed the date that the termination of Executive's employment becomes effective. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which executes and delivers the Agreement provided for in this Section 10.09 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

         10.11 INJUNCTIVE RELIEF. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 6, 7 and 8. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

         10.12 SEVERABILITY. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, it is expressly agreed that should the duration of or geographical extent of, or business activities covered by, the noncompetition Agreement contained in Section 8 be determined to be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration or extent, or those activities which may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.


                                   INVESTORS BANK CORP.


                                   By
                                     --------------------------------
                                     Its
                                        -----------------------------


                                   ----------------------------------
                                   James M. Burkholder


                                      -49-